GAYLORD CONTAINER CORPORATION
                       EMPLOYEE STOCK PURCHASE PLAN






                             Kirkland & Ellis
                             Chicago, Illinois

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                       GAYLORD CONTAINER CORPORATION
                       EMPLOYEE STOCK PURCHASE PLAN


          1. History of the Plan. This plan, as may from time to time be amended, shall be referred to as the Gaylord Container Corporation Employee Stock Purchase Plan (the "Plan"). This Plan was adopted and approved by the Board of Directors of Gaylord Container Corporation (the "Company") on November 16, 1993. The Plan is maintained by the Company and any of its domestic subsidiaries that may adopt the Plan from time to time in accordance with the procedures set forth in Section 23 hereof (each such adopting subsidiary referred to herein as a "Covered Entity") with the Company's consent.

          2. Purpose. The purpose of the Plan is to give employees wishing to do so a convenient means of purchasing shares of Gaylord Container Corporation Class A Common Stock (the "Shares") through payroll deductions. The Company believes that ownership of Shares by employees will foster greater employee interest in the Company's growth and development.

          3. Shares for the Plan. Shares subject to the Plan may be shares now or hereafter authorized and unissued, shares already authorized, issued and owned by the Company, or shares purchased by the Company for allocation under the Plan. The right to purchase shares pursuant to the Plan shall be made available by a series of monthly offerings to employees eligible to participate in the Plan pursuant to Section 6 hereof. If and to the extent that any right to purchase reserved Shares shall not be exercised by any employee for any reason or if such right to purchase shall terminate as provided herein, Shares that have not been so purchased under the Plan shall again become available for the purposes of the Plan during the remaining term of the Plan.

          4. Effective Date. The "effective date" of the Plan is July 1, 1994.

          5.   The Plan Year.  The Plan shall operate on a Plan
   Year which shall be the 12-month period ending on September 30.

          6. Plan Periods. The Plan Year shall be divided into one-month Plan periods. Each such period is referred to herein as a "Plan Period."

          7.   Plan Administration.  The Plan shall be
   administered by the Employee Benefits Committee for the Company (the "Plan Committee"). As Plan administrator, the Plan
   Committee shall have complete control of the administration of the Plan, which includes the determination of employees' eligibility for participation in accordance with the standards set forth in Section 8 hereof, the interpretation of provisions of the Plan, the adoption of any rules or regulations which may be necessary, advisable or desirable in the operation of the Plan including rules excluding from participation in the plan officers and directors in order to prevent transactions under the Plan from being subject to Rule 16-b of the Securities and Exchange Commission, and the delegation of certain of the duties of the Plan Committee to an agent to facilitate the purchase and transfer of Shares and to otherwise assist in the administration of the

   Plan. The Plan Committee shall control the general administration of the Plan with all powers necessary to enable it to carry out its duties in that respect, except that, if for any reason a Plan Committee shall not have been appointed, all authority and duties of the Plan Committee under this Plan shall be vested in and exercised by the Board of Directors of the Company.

          8. Eligibility. Any employee of the Company or a Covered Entity shall be eligible to participate in the Plan on the effective date or on any January 1, April 1, July 1 or October 1 thereafter which is a minimum of 30 days after the date of such employee's employment with the Company or Covered Entity; provided any employee who is an insider under Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder shall be ineligible to participate in the Plan.

          9.   Election to Participate and Payroll Deductions.
   An eligible employee may elect to participate in the Plan as of the first day of any Plan Period by correctly completing and returning to the Company an enrollment form in the time and manner prescribed by the Plan Committee authorizing a specified payroll deduction to be made from each subsequent paycheck for the purchase of Shares under this Plan (the "payroll deduction"). The minimum allowable payroll deduction is $10.00 per week and the maximum is ten percent of such employee's Compensation. All payroll deductions shall be made regularly and in equal amounts and shall be credited on the records of the Company in the name of the eligible employee. Such credit shall constitute only a bookkeeping entry by the Company and no interest will be paid or due on any money paid into this Plan or credited to such eligible employee. Employees who elect to participate in the Plan are referred to herein as "participating employees." "Compensation" means an employee's base salary plus overtime, bonus and incentive compensation.

          A participating employee will be deemed to have authorized the same payroll deduction for each subsequent payroll period provided that he or she is eligible to participate during each subsequent payroll period. A participating employee may increase or decrease his or her payroll deduction as of the first day of any Plan Period by filing the required form in the time and manner prescribed by the Plan Committee.

          In the event that an employee ceases to be a participating employee, or if for any reason the Company does not invest the aggregate amount of payroll deductions of a participating employee, the amount of payroll deductions not theretofore invested shall be returned to such employee.

          10.  Limitation on Number of Shares That an Employee
   May Purchase. No employee may purchase Shares in any calendar year the purchase price of which is in excess of 10% of his total compensation from the Company (or a Covered Entity).

          11.  Accounting for Participant Contributions.  The
   Plan Committee will cause to be established a "cash account" and a "Share Account" for each participant under the Plan for bookkeeping purposes. As soon as practicable on or after the last day of each Plan Period, but in no case later than the fifteenth day of the month immediately following the end of the Plan Period, the Plan Committee will credit each participant's cash account with such participant's payroll deductions during the Plan Period ("credited payroll deductions"). The date of crediting of such credited payroll deductions is referred to herein as the "deduction crediting date." The Company shall not be required to pay or accrue interest on the cash balances in participants' cash accounts or on the value of participants' Share Accounts.

          12. Share Purchases. The Plan Committee will use the entire balance of funds in participants' cash accounts to purchase Shares to be allocated to participants' Share accounts within the first 15 working days following each deduction crediting date. The cost per Share to participants will be the closing price for the Shares as it appears on the American Stock Exchange Composite Transactions on the last day of the Plan Period with respect to which such purchase was made; provided that if the last day of the Plan Period is a day on which the American Stock Exchange is closed, the price for such day shall be determine of the last preceding day on which the American Stock Exchange is open.

          13. Allocation of Shares. As soon as practicable after all necessary Shares have been purchased by the Plan Committee (or its agent) for the benefit of participants, the Plan Committee will allocate such Shares to participants' Share accounts (the date of such allocation to be referred to as the "Share Allocation Date") in the following manner:

          (a) The Plan Committee will allocate full Shares and fractional Shares to the Share accounts of the individual participants to the extent of the balances in their respective cash accounts. No cash balances will remain in the participants' cash accounts immediately after each Share Allocation Date.

          (b) Until certificates are issued, no person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any of the Shares allocated to a participant's Share account.

          14.  Issuance of Share Certificates.  Share
   certificates for the number of whole Shares in each participant's Share account may be issued to participants only upon the receipt by the Plan Committee (or its agent) of a participant's written request indicating the number of Shares (to a maximum of the number of full Shares in the participant's Share account) for which the participant wishes to receive certificates. Such request shall be made on a form and at the time prescribed by the Plan Committee and filed with the Plan Committee (or its agent). Share certificates requested shall be issued to the participant as soon as practicable after the end of a Plan Period.

          A participant may elect in writing on a form prescribed by and filed with the Plan Committee (or its agent) to have such Share certificates issued to both such participant and a designated individual, in joint tenancy with right of survivorship or in tenancy in common. A joint ownership election will be effective with respect to Share certificates issued on or after the date which is 31 days after such joint ownership election is received by the Plan Committee (or its agent). Such joint ownership election will remain in effect for Share certificates issued to such participant on or before the earlier to occur of (i) the participant's death or (ii) the date which is 31 days after the participant files a proper written revocation of such election with the Plan Committee (or its agent). A participant who revokes a joint ownership election may not make another joint ownership election during the 12-month period following the date the written revocation was received by the Plan Committee (or its agent).

          15. Expenses. The Company or the Covered Entity will bear the commissions or other costs associated with administering the Plan and purchasing Shares. No expenses attributable to a participant's sale of Shares, however, will be borne by the Company or the Covered Entity.

          16.  Cash Dividends and Share Distributions.

          a. Cash Dividends. Cash dividends attributable to Shares allocated to participants' Share accounts as of the record date for which such cash dividends are declared will be applied to Share purchases as of the day following the dividend payment date.

          b. Share Distributions and Share Splits. Share distributions and Share splits attributable to Shares allocated to participants' Share accounts as of the Share distribution record date or the Share split effective date will be credited directly to participants' Share accounts as of the record date and the effective date, respectively, of such Share distributions and such Share splits.

          c. Share Rights and Warrants. Transferable Share rights attributable to Shares allocated to participants' Share accounts as of the record date for which such rights are declared sold and the proceeds applied to Share purchases as of the day following such record date. Nontransferable Share rights will be satisfied through a subscription offering. Warrants will be exercised or sold at the request of a participant. Certificates representing such Share rights or warrants, if any such certificates have been authorized by the Board of Directors of the Company, may be issued to participants pursuant to the procedures set forth in Section 14 of this Plan.

         17. Voting Rights. Holders of Shares have the right to vote on matters submitted to shareholders generally. If a matter is submitted to the shareholders for a vote, then following the record date for any shareholder meeting at which such vote is to occur, the Plan Committee or its agent shall advise the Company of the number of participants for whom Shares are held in Share accounts on such record date, and the Company shall furnish the Plan Committee (or its agent) with sufficient sets of its proxy soliciting materials to deliver one set to each such participant. The Plan Committee shall thereupon forward one set to each participant for whom allocated Shares are being held and request voting instructions. Upon receipt of voting instructions, the Plan Committee shall vote the Shares as instructed. The Plan Committee shall not vote any Share allocated to a participant's Share account unless voting instructions have been received from the participant; provided, that in the case of votes on routine matters, the Plan Committee shall vote in favor of management all Shares for which a contrary instruction is not received.

          18. Records and Reports to Participants. The Plan Committee shall cause to be maintained true and accurate books of account, and a record of all transactions under the Plan, and such accounts, books and records relating thereto shall be open to inspection and audit by such person or persons designated by the Company. At least annually, but in all cases on or before December 31 of each year, the Plan Committee shall file with the Treasurer of the Company a written report setting forth all receipts and disbursements and other transactions effected on behalf of the Plan during the last preceding Plan Year, including a description of all Shares purchased together with the cost of all such Shares. Such report shall also disclose any liabilities of the Plan and shall show, as of the close of the Plan Year, the value of each active cash account and Share account of each participant together with the record of Share certificates delivered to each of the participants during such Plan Year. The Plan Committee shall have the right to maintain one or more bank accounts for funds contributed to the Plan, and to make deposits in and withdrawals therefrom in connection with its administration of the Plan.

          An annual report shall be rendered to each participant in the Plan annually within 90 days after the close of the Plan Year, showing for the Plan Year just ended:

          a. the amounts of employee payroll deductions made for each participant;

          b. the amounts of cash dividends credited to such participant's cash account;

          c.   the number of Shares acquired for such
               participant's Share account (including the amounts of Share distributions, rights or warrants or Share splits so allocated or credited);

          d. the cost to the participant per Share of Shares purchased for such participant;

         e.   the number of Shares, if any, for which
               certificates were delivered to such participant;
               and

          f. the beginning and ending balances in the participant's Share account.

          19. Termination of Employment. Settlement of the accounts of participants whose employment has terminated shall be made as of the beginning of the Plan Period following the Plan
   Period in which termination of employment occurred.

          As promptly as practicable after the close of the Plan Period in which termination of employment occurred, the Plan Committee will upon request as in Section 14 deliver to such former participant a certificate for the number of full Shares allocated to such participant's account and not previously distributed, together with a check for (i) any remaining cash balance and (ii) the value of any fractional Shares allocated to such participant's account based on the closing price for the Shares as it appears on the American Stock Exchange Composite Transactions on the last day of the Plan Period during which termination of employment occurred.

          In the event of a participant's death, settlement will be made to the participant's duly appointed legal representative after the satisfaction of any applicable legal requirements.

          20.  Amendment and Termination of the Plan.  The
   Company reserves the right to amend this Plan at any time and in any respect and to terminate this Plan at any time; provided, that no amendment may affect any participant's right to the benefit of contributions made by such participant prior to the date of the amendment.

          In the event of termination of the Plan, the Plan Committee will make an allocation of Shares to the Share accounts of the participants in the usual manner. As soon as practicable, the Plan Committee will distribute to or on behalf of each participant all of the full Shares held in such participant's Share account plus an amount of cash equal to the balance in such participant's cash account and the amount of any fractional Shares in such participant's Share account.

          21. Limitation on Sale of Shares. No Shares will be sold under the Plan to any employee residing or employed in any jurisdiction where the sale of such Shares is not permitted under the applicable laws.

          22. Amendments to Effect Registration. The Plan Committee is authorized upon advice of counsel to make such amendments to the Plan as may be necessary or desirable to facilitate obtaining an effective registration statement with the Securities and Exchange Commission under the Securities Act of 1933 and covering Shares issued pursuant hereto and listing of the Shares on the American Stock Exchange.

          23. Adopting Subsidiaries. Any domestic subsidiary of the Company may adopt the Plan on behalf of its employees either unilaterally or by collective bargaining by filing with the Company a certified copy of a resolution of the Board of Directors (or other appropriate authorization satisfactory to the Secretary of the Company) of the subsidiary providing for such subsidiary's adoption of the Plan and a certified copy of a resolution of the Board of Directors of the Company consenting to such adoption.


                                   GAYLORD CONTAINER CORPORATION





Date:  June 29, 1994               By:  /s/ Daniel P. Casey
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